Exhibit 99.1
PRESS RELEASE
For immediate release
TRICO REPORTS 2009 FOURTH QUARTER AND YEAR-END RESULTS
THE WOODLANDS, TX, February 18, 2010 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the fourth quarter of 2009 of revenues of $151 million and an operating loss of $129 million, after a non-cash charge of approximately $120 million relating to impairments and the costs associated with the early termination of a vessel contract. The previously announced impairment related to the expected cancellation of 4 newbuild contracts reduces the Company’s capital expenditure obligations, net of refund guarantees, by $100 million.
Summary Results and Recent Developments
Total revenues for the fourth quarter of 2009 were $150.8 million, compared to $189.9 million for the third quarter. EBITDA for the fourth quarter was $3.5 million, compared to $27.7 million in the third quarter. For additional information regarding EBITDA as a non-GAAP financial measure, please see footnote 1 on the accompanying EBITDA Reconciliation table.
The primary reasons for the reduction in revenues and EBITDA were lower utilization of vessels in the Subsea Services and Subsea Protection and Trenching divisions, related to seasonality in the North Sea and the weak market conditions in the North Sea and Asia Pacific regions. Additionally, the Company had one construction vessel undergoing a combined regulatory dry docking and upgrade in vessel capability for 75 days prior to commencement of a new one year contract in Mexico. The combined dry docking cost and lost earnings associated with such downtime aggregated approximately $5 million in the quarter. The decision to terminate a time charter of a consistently under-utilized survey vessel within DeepOcean’s fleet and the decision to keep vessels in certain emerging subsea markets for long-term contracts commencing in 2010 rather than mobilize them for spot contracts also contributed to low utilization during the fourth quarter. However, the average day rates for subsea service spreads remained relatively flat between the third and fourth quarters 2009.
The Company continued to reduce its exposure to the towing and supply business, especially in the North Sea, by completing four asset sales for total proceeds of approximately $40 million in the fourth quarter at attractive EBITDA multiples. Since the end of the fourth quarter through the date of this release, the Company has reached definitive agreements for approximately $20 million in additional sales of non-core assets. Our current view of the worldwide OSV market is that prices and utilization in virtually all markets will remain very weak with the anticipated level of newly built vessels to be delivered in 2010 and 2011. In addition, since September 30, 2009 through the date of this release, the Company further reduced its remaining fleet of OSV’s from 45 to 37 vessels.

Beginning in the first quarter of 2008, several Norwegian ship owning companies initiated legal proceedings against the Norwegian government claiming that the claw-back rules under the newly enacted tonnage tax regime represented a violation of the Norwegian Constitution’s ban on retroactive legislation. On February 12, 2010, the Norwegian Supreme Court ruled in favor of the ship owners and came to the conclusion that the transitional rules, where the untaxed profits under the old tonnage tax regime became payable when entering into the new regime were unconstitutional. As a result of the ruling, the Company expects to recognize approximately $44 million in income in the first quarter of 2010, including approximately $4 million of cash savings that would have become due in 2010 and $8 million in cash refunds related to prior year tax payments. Going forward, the $36 million of payments over the next eight years will no longer be required.
Liquidity Outlook
At December 2009, the Company had $53 million in cash and $734 million in total debt. $53 million of our total debt is classified as due and payable within twelve months compared to $240 million prior to the completion in the fourth quarter of a $400 million high yield bond offering. At December 2009, the Company’s cash and credit availability was $63 million. Committed capital expenditures are $38 million. The Company is currently pursuing a number of transactions in order to increase its liquidity to levels sufficient to meet its commitments, including, but not limited to, additional sales of non-core OSV assets. Management of the Company’s capital structure and debt reduction remain the Company’s highest priorities.
Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “ In the fourth quarter, revenues and earnings reflected the soft market conditions in the oilfield in general, especially where we experienced continued weakness in the North Sea. While both CTC Marine and Deep Ocean have made good progress winning work outside the North Sea, I expect to see much more progress in all of our markets in the last three quarters of 2010 and into 2011. We are noticing an increase in tender offers and inquiries since the beginning of the year in most international markets. Based on the current and expected level of subsea completion awards and levels of tendering activity for the Company, we are cautiously optimistic about the future growth and profitability of our subsea businesses.”
Market Outlook
The operating results in the fourth quarter and early into the first quarter 2010 continue to reflect weakness in the North Sea and the Asia Pacific region, but we are encouraged by certain recent developments which we anticipate will be reflected in our results commencing in the second quarter of 2010. We currently have approximately two-thirds of our 2010 expected revenues under contract with promising prospects targeted for the remainder of the year.
Our backlog is approximately $600 million of termed out or long-term contracts spread principally across the Subsea Services and Towing and Supply businesses. In the fourth quarter of 2009, approximately 82% of our revenues were generated through our subsea businesses.

Conference Call Information
The Company will conduct a conference call at 8:30 a.m. ET on Thursday, February 18, 2010, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (800) 946-0719, access code 4232854, in the United States or (719) 325-2492, access code 4232854, from outside the country.
A telephonic replay of the conference call will be available until March 4, 2010, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 4232854 (international calls should use (719) 457-0820, access code 4232854).
About Trico
Trico Marine is an integrated provider of subsea, trenching and marine support vessels and services. Trico Marine recently increased its subsea market presence through its acquisition of DeepOcean, a recognized market leader in the provision of high quality subsea services including, IMR, survey and construction support, subsea intervention and decommissioning, marine trenching and the laying and burying of subsea cable. DeepOcean controls a well equipped fleet of vessels and operates a fleet of modern ROVs and trenching equipment. Trico Marine also continues to provide a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for the Company’s future operations. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks (known and unknown) and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. These risks, by way of example and not in limitation, include the Company’s objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies; the Company’s ability to obtain adequate financing on a timely basis and on acceptable terms, including with respect to refinancing debt maturing in the next twelve months; the Company’s ability to continue to service, and to comply with our obligations under, our credit facilities and our other indebtedness; projections involving revenues, operating results or cash provided from operations, or the Company’s anticipated capital expenditures or other capital projects; overall demand for and pricing of the Company’s vessels; changes in the level of oil and natural gas exploration and development; the Company’s ability to successfully or timely complete its various vessel construction projects; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; projected or anticipated benefits from acquisitions; increases in operating costs; the inability to accurately predict vessel utilization levels and day rates; variations in global business and economic conditions; the results, timing, outcome or effect of pending or potential litigation and our intentions or expectations with respect thereto and the availability of insurance coverage in connection therewith; and the Company’s ability to repatriate cash from foreign operations if and when needed. A further description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. These results should be considered preliminary until the Company files its Form 10-K with the Securities and Exchange Commission.
Contact info:
Geoff Jones
Senior Vice President, Chief Financial and Administrative Officer
(713) 780-9926

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2009	September 30, 2009
Revenues	$150,795	$189,855
Operating expenses:
Direct operating expenses	130,274	143,456
General and administrative	20,853	19,594
Depreciation and amortization	21,111	19,324
Impairments of acquired assets and penalities on early termination of contracts	122,060	1,184
(Gain) loss on sales of assets	(14,118)	768

Total operating expenses	280,180	184,326

Operating income (loss)	(129,385)	5,529

Interest expense, net of amounts capitalized	(18,974)	(8,587)
Interest income	823	181
Unrealized gain (loss) on mark-to-market of embedded derivative	18,769	(21,026)
Foreign exchange gain (loss)	(9,720)	30,543
Other expense, net	748	(17)

Income before income taxes	(137,739)	6,623

Income tax expense (benefit)	20,389	(1,891)

Net income (loss)	(158,128)	8,514

Less: Net (income) loss attributable to the noncontrolling interest	(102)	859

Net income (loss) attributable to Trico Marine Services, Inc.	$(158,230)	$9,373

Earnings per common share:
Basic	$(7.68)	$0.46

Diluted	$(7.68)	$0.27

Weighted average shares outstanding:
Basic	20,613	20,502

Diluted	20,613	35,179

Balance Sheet Data:	December 31, 2009	September 30, 2009

Cash and cash equivalents	$52,981	$41,733
Total assets	1,076,738	1,236,218
Total short-term debt	52,585	22,296
Total long-term debt (including derivative liability)	687,315	716,531
Total liabilities	961,553	976,760
Total equity	115,185	259,458

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidating Statements of Income
(Unaudited)
(In thousands)

	Three Months Ended December 31, 2009
			Subsea
	Towing and	Subsea	Trenching and	Corporate &
	Supply	Services	Protection	Eliminations	Total

Revenues	$27,757	$70,982	$59,252	$(7,196)	$150,795

Operating expenses:
Direct operating expenses	18,608	65,311	53,551	(7,196)	130,274
General and administrative	5,462	5,020	4,589	5,782	20,853
Depreciation and amortization	5,234	10,814	4,839	224	21,111
Impairments and penalities on early termination of contracts	1,222	118,838	2,000	—	122,060
(Gain) loss on sales of assets	(14,105)	—	(13)	—	(14,118)

Total operating expenses	16,421	199,983	64,966	(1,190)	280,180

Operating income (loss)	$11,336	$(129,001)	$(5,714)	$(6,006)	$(129,385)

EBITDA	$3,775	$651	$4,512	$(5,468)	$3,470

	Three Months Ended September 30, 2009
			Subsea
	Towing and	Subsea	Trenching and	Corporate &
	Supply	Services	Protection	Eliminations	Total

Revenues	$31,414	$87,519	$79,693	$(8,771)	$189,855

Operating expenses:
Direct operating expenses	24,960	63,128	64,139	(8,771)	143,456
General and administrative	4,874	4,008	4,660	6,052	19,594
Depreciation and amortization	4,769	9,682	4,795	78	19,324
Impairments and penalities on early termination of contracts	—	1,184	—	—	1,184
Gain on sales of assets	785	—	(17)	—	768

Total operating expenses	35,388	78,002	73,577	(2,641)	184,326

Operating income (loss)	$(3,974)	$9,517	$6,116	$(6,130)	$5,529

EBITDA	$1,693	$20,383	$10,894	$(5,257)	$27,713

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Dollars in thousands, except utilization and number of vessel amounts)

	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009
Average Day Rates:
Subsea Services
MSVs (1)	$86,383	$86,772	$79,164
SPSVs/MPSVs (2)	30,367	26,995	27,638

Subsea Trenching and Protection	$137,144	$141,049	$127,991

Towing and Supply
North Sea Class (3)	$16,489	$17,796	$17,012
OSVs (4)	6,553	6,167	6,645

Utilization:
Subsea Services
MSVs	69%	91%	92%
SPSVs/MPSVs	80%	71%	80%

Subsea Trenching and Protection	83%	97%	98%

Towing and Supply
North Sea Class	81%	83%	76%
OSVs	75%	61%	66%

Average Number of Vessels:
Subsea Services
MSVs	9.7	10.0	9.7
SPSVs/MPSVs	7.0	7.5	7.0

Subsea Trenching and Protection	4.1	4.4	4.8

Towing and Supply
North Sea Class	10.1	12.0	12.3
OSVs	23.5	33.0	37.4

(1)	Multi-purpose service vessels

(2)	Subsea platform supply vessels/Multi-purpose platform supply vessels

(3)	Anchor handling, towing and supply vessels and platform supply vessels

(4)	Offshore supply vessels

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
EBITDA Reconciliation
(Unaudited)
(In thousands)

	Three months ended
	December 31,	September 30,
	2009	2009
EBITDA (1)	$3,470	$27,713
Depreciation and amortization	(21,111)	(19,324)
Impairments of acquired assets and penalties on early termination of contracts	(122,060)	(1,184)
(Gain) loss on sale of assets	14,118	(768)
Stock-based compensation	(314)	(795)
Provision for doubtful accounts	(3,488)	(113)

Operating income (loss)	$(129,385)	$5,529

(1)	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP Financial measure in its public releases, including quarterly earnings releases, investor conference calls, and other filings with the Commission. The Company defines EBITDA as operating income before depreciation and amortization, impairments of acquired assets and penalties on early termination of contracts, gain/loss on sale of assets, stock-based compensation and provision for doubtful accounts in respect of revenues earned in prior periods. In fourth quarter of 2009, $2.2 million was provided in respect of revenues earned in prior periods. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.
EBITDA is a financial metric used by management (i) to monitor and evaluate the performance of Trico’s business operations, (ii) to facilitate management’s internal comparison of the Company’s historical operating performance of its business operations, (iii) to facilitate management’s external comparisons of the results of its overall business to the historical operating performance of its competitors, (iv) to analyze and evaluate financial and strategic planning decisions regarding future operating investments and acquisitions, which may be more easily evaluated in terms of EBITDA, and (v) to plan and evaluate future operating budgets and determine appropriate levels of operating investments.